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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1

                        New World Restaurant Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    649271103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 14, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

               |_| Rule 13d-1(b)
               |X| Rule 13d-1(c)
               |_| Rule 13d-1(d)

--------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
        NUMBER OF           6        SHARED VOTING POWER

         SHARES                      1,577,200  Shares plus certain  additional
      BENEFICIALLY                   Shares through the ownership of additional
        OWNED BY                     Warrants. [See Preliminary Note]

          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,577,200  Shares plus certain  additional
                                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,577,200 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 3.0% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 2 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
        NUMBER OF           6        SHARED VOTING POWER

         SHARES                      1,736,290  Shares plus certain  additional
      BENEFICIALLY                   Shares through the ownership of additional
        OWNED BY                     Warrants. [See Preliminary Note]
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
       PERSON WITH       ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,736,290  Shares plus certain  additional
                                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,736,290 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            At least  3.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                            6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   263,700  Shares  plus  certain  additional
        OWNED BY                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     263,700  Shares  plus  certain  additional
                                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            263,700 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  0.5% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 4 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                            6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   230,860  Shares  plus  certain  additional
        OWNED BY                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     230,860  Shares  plus  certain  additional
                                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            230,860 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  0.5% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================

                               Page 5 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                            6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   89,210 Shares plus certain additional
        OWNED BY                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     89,210 Shares plus certain additional
                                     Shares through the ownership of additional
                                     Warrants. [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            89,210 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  0.2% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 6 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                            6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   3,086,850 Shares plus certain additional
        OWNED BY                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
          EACH                       [See Preliminary Note]
                         ------------===========================================
        REPORTING           7        SOLE DISPOSITIVE POWER
       PERSON WITH
                                  -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     3,086,850 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,086,850 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  5.7% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IA, OO
------------====================================================================


                               Page 7 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
        NUMBER OF           6        SHARED VOTING POWER

         SHARES                      3,897,260 Shares plus certain additional
      BENEFICIALLY                   Shares through the deemed beneficial
        OWNED BY                     ownership of additional Warrants.
                                     [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     3,897,260 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,897,260 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 7.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 8 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
        NUMBER OF           6        SHARED VOTING POWER

         SHARES                      6,984,110 Shares plus certain additional
      BENEFICIALLY                   Shares through the deemed beneficial
        OWNED BY                     ownership of additional Warrants.
                                     [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
      PERSON WITH                    -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                               Page 9 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
        NUMBER OF           6        SHARED VOTING POWER

         SHARES                      6,984,110 Shares plus certain additional
      BENEFICIALLY                   Shares through the deemed beneficial
        OWNED BY                     ownership of additional Warrants.
                                     [See Preliminary Note]
          EACH           ------------===========================================
                            7        SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH                   -0-
                        ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least  12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 10 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 11 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew B. Fremder
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-

                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH         -----------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 12 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-

                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                 -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                               Page 13 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                 -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 14 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
         PERSON WITH                 -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 15 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 16 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-

                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
          PERSON WITH                -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 17 of 25 Pages

                                       13G
===================
CUSIP No. 649271103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 6,984,110 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
                            5        SOLE VOTING POWER

                                     -0-
                         ------------===========================================
           NUMBER OF        6        SHARED VOTING POWER

            SHARES                   6,984,110 Shares plus certain additional
         BENEFICIALLY                Shares through the deemed beneficial
           OWNED BY                  ownership of additional Warrants.
                                     [See Preliminary Note]
             EACH        ------------===========================================
                            7        SOLE DISPOSITIVE POWER
           REPORTING
         PERSON WITH                 -0-
                         ------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     6,984,110 Shares plus certain additional
                                     Shares through the deemed beneficial
                                     ownership of additional Warrants.
                                     [See Preliminary Note]
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,984,110 Shares plus certain additional Shares through the deemed beneficial ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                         [   ]

------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            At least 12.1% [See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 18 of 25 Pages

     Preliminary  Note: The Reporting Persons (as defined below) are filing this
Schedule 13G with respect to the Common Stock, $0.001 par value (the "Shares"), of New World Restaurant Group, Inc. (the "Company"). The Reporting Persons own, in aggregate, 105,000 Shares. In addition, the Reporting Persons own, in aggregate, 70,195 Warrants (the "Warrants") issued by the Company pursuant to that certain Warrant Agreement dated June 19, 2001 between the Company and Jefferies & Company, Inc. (the "Warrant Agreement"). Each Warrant is immediately exercisable and represents the right to purchase 98 Shares at an exercise price of $0.01 per share. In addition, pursuant to Section 4.28 of that certain Indenture dated as of June 19, 2001 (the "Indenture") for $140,000,000 of the Company's Senior Secured Increasing Rate Notes due 2003 and Senior Secured Increasing Rate Notes due 2003, Series B (together, the "Notes"), the Reporting Persons are entitled to receive (but have not yet received) certain additional Warrants in the event the Notes are outstanding on each of March 15, 2002, June 15, 2002 and each month thereafter (together, the "Step-up Warrants").

     As of the date of this filing, the Notes remain outstanding. The Reporting Persons therefore believe that, pursuant to the terms of the Indenture, they were entitled to receive Step-up Warrants on March 15, 2002, June 15, 2002 and monthly thereafter through November 15, 2002. The Reporting Persons are unable to determine or confirm the number of Warrants they will receive upon the issuance of these Step-up Warrants. The Reporting Persons have therefore noted on their cover pages that they are the deemed beneficial owner of certain additional Shares through the ownership of additional Warrants but have not provided the amount of these additional Shares. Such additional Shares could materially increase the beneficial ownership of the Shares held by the Reporting Persons; provided, however, that the Reporting Persons' deemed beneficial ownership of the percentage of Shares outstanding on any given date

                              Page 19 of 25 Pages

(through their ownership of any of the Warrants discussed in this Schedule 13G) will also be affected by the number of Warrants that other Warrant holders may have exercised as of such date.

     The Reporting Persons are filing this Schedule 13G to report their direct ownership of the 105,00 Shares, their deemed beneficial ownership, through the 70,195 Warrants issued to them to date, of an additional 6,879,110 Shares and their deemed beneficial ownership of additional Shares (in an undetermined amount) due to their entitlement to certain Step-up Warrants. All numbers and percentages contained in this Schedule 13G represent Shares (including Shares owned directly and Shares deemed to be beneficially owned through the 70,195 Warrants owned by the Reporting Persons) and not Warrants, unless stated otherwise. All percentages are based on the 50,984,607 Shares outstanding as of November 11, 2002 (as reported by the Company) plus the additional Shares that would be issued if the Reporting Persons exercised the 70,195 Warrants issued to them to date. The percentages do not assume the exercise of Warrants held by any other persons or entities. For information regarding the Warrants and the "step-up" provisions discussed above, see the Indenture filed as Exhibit 99.10 to the Company's Form 8-K filed on July 3, 2001 and the Warrant Agreement filed as Exhibit 99.13 to the Company's Form 8-K filed on July 3, 2001.

Item 1.  Issuer
         ------

          (a)  Name of Issuer:
               --------------

               New World Restaurant Group, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               246 Industrial Way West, Eatontown, New Jersey 07724

Item 2.  Identity And Background.
         -----------------------

                              Page 20 of 25 Pages

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
     ----------------------------------------------------------------

     This statement relates to Shares of Common Stock, $0.001 par value of the Company. The CUSIP number of the Shares is 649271103.

     Name Of Persons Filing, Address Of Principal Business Office And
     ----------------------------------------------------------------
     Citizenship (Item 2(a), (b) and (c))
     ------------------------------------


     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships
     ----------------

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

          (v)  Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

     The Management Company
     ----------------------

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Shares and Warrants).

     The General Partner Of The Partnerships
     ---------------------------------------


                              Page 21 of 25 Pages

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships (through their ownership of Shares and Warrants).

     The Managing Members Of the General Partner And The Management Company
     ----------------------------------------------------------------------

          (viii) The following ten persons who are managing members of both the General Partner and the Management Company, with respect to the Shares beneficially owned by the Partnerships and the Managed Accounts (through their ownership of Shares and Warrants): David
               I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If  This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b) or
         -----------------------------------------------------------------------
240.13d-2(b)  or (c), Check Whether The Person Filing Is An Entity  Specified in
--------------------------------------------------------------------------------
(a) - (j):
----------

               Not Applicable.

               If This  Statement  Is Filed  Pursuant  To Section  240.13d-1(c),
               -----------------------------------------------------------------
               Check This Box. [X]
               ---------------


Item 4.  The ownership
         -------------

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Partnerships are beneficially owned by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are beneficially owned by the Managed Accounts (through the Partnerships' and Managed Accounts' ownership, respectively, of Shares and Warrants). The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships (through their ownership of Shares and Warrants). The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts (through


                              Page 22 of 25 Pages
their ownership of Shares and Warrants). The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts (through their ownership of Shares and Warrants). Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  The ownership Of Five Percent Or Less Of A Class
         ------------------------------------------------

               Not Applicable.

Item 6.  The ownership Of More Than Five Percent On Behalf Of Another Person
         -------------------------------------------------------------------

               Not Applicable.

Item 7.  Identification And Classification  Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
Security Being Reported On By The Parent Holding Company
--------------------------------------------------------

               Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

               The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

               Not Applicable.

Item 10.  Certification
          -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 23 of 25 Pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 21, 2002

                        /s/ Joseph F. Downes
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Joseph F. Downes
                        Managing Member

                        /s/ Joseph F. Downes
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.
                        By Joseph F. Downes
                         Managing Member

                        /s/ Joseph F. Downes
                        ----------------------------------------
                         Joseph F. Downes, individually and as
                        attorney-in-fact for each of David I. Cohen,
                        William F. Duhamel, Andrew B. Fremder,
                        Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Cohen, Fremder, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the
Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange

                              Page 24 of 25 Pages

Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.

                              Page 25 of 25 Pages